Exhibit 99.1

January 4, 2012

NEWS RELEASE

US GOLD PROVIDES EL GALLO COMPLEX

CONSTRUCTION & EXPLORATION UPDATE

TORONTO, ONTARIO (January 4, 2012) US GOLD CORPORATION (NYSE: UXG) (TSX: UXG) is pleased to provide a construction and exploration update for its El Gallo Complex in Sinaloa, Mexico.

Key developments for Phase 1 construction and exploration results include:

•                  Construction of Phase 1 remains on time and budget and is scheduled to be completed by mid-2012. Phase 1 production is expected to average 30,000 ounces of gold per year. Phase 2, for which a feasibility study is being completed, is expected to contribute an additional 5 million ounces of silver and 5,000-10,000 ounces of gold per year.

•                  The mining fleet for Phase 1 has arrived and pre-stripping of the open pit mine began on December 9th and will continue during the first half of the year. Stockpiling of ore is expected to begin in the coming weeks. Ore is expected to be delivered to the heap leach pad by mid-2012.

•                  Engineering for the crushing, process plant and heap leach facilities has been completed. Pre-existing equipment has been disassembled and removed from site. The new crushing and process plant is expected to be completed by May-2012. (A photo library showing bi-weekly progress can be viewed by clicking here).

•                  New drill results from the San Dimas discovery (first announced October 27, 2011) include: 1.15 gpt gold, 31.9 gpt silver over 27.3 m and 2.02 gpt gold, 43.5 gpt silver over 14.5 m.

•                  Palmarito expansion drilling continues to intersect good grades starting from or near-surface: 125.9 gpt silver over 25.0 m, 258.8 gpt silver over 4.7 m and 107.6 gpt silver over 14.1 m.

Phase 1 Construction Update

On September 13, 2011 US Gold announced it had approved Phase 1 construction at the El Gallo Complex. The original construction schedule (completion by mid-2012) and budget ($15 million) remains on track.

Crushing Plant — The crushing plant will process 3,000 tonnes of ore per day. Three-stage crushing will be used in order to achieve optimum gold recovery. Gold recoveries from the heap leach pad are expected to average 65% over the mine life. The crushing plant is expected to operate 5 days a week and will be powered by diesel generators.

Process Plant — Engineering for the ADR process plant, which will produce gold and silver doré, has been completed. The plant is expected to be fully constructed by May-2012. A cold stripping process has been incorporated into the design to mitigate the effects of copper on cyanide consumption. US Gold estimates that cyanide and lime consumption will average 0.85 kg/tonne and 8 kg/tonne, respectively.

Mining Fleet — New or slightly used equipment has been contracted for production. All equipment has been shipped to site and assembled. A total of six 100 tonne haul trucks, two front-end loaders, two bulldozers, one production blast hole drill, and one road grader have been secured. Currently pre-stripping at the Samaniego open pit mine is underway. Stockpiling of ore is expected to begin in the coming weeks. The stockpile is expected to contain 60,000 tonnes of ore, or four weeks of production.

Exploration Update

Exploration drilling during the fourth quarter focused on two new areas, San Dimas and Mina Grande, in addition to the El Gallo and Palmarito deposits. A total of 115,000 meters of core drilling was completed in 2011.

San Dimas: On October 27, 2011 the first results from the San Dimas prospect were announced. Seven initial holes were released, which included: 1.6 gpt gold, 81.0 gpt silver over 18.5 m, 1.1 gpt gold, 39.7 gpt silver over 23.5 m and 1.9 gpt gold, 67.0 gpt silver over 20.0 m. An additional 11 core holes have been completed since then, helping to extend the zone 110 meters down-dip. The total drill-indicated length and width of the San Dimas deposit now measures 230 meters by 180 meters. Highlights from the new exploration holes are located in the table below. US Gold believes San Dimas has the potential to be mined as a satellite deposit and processed at one of the central processing facilities currently under development.

Hole #	Gold	Silver	Length	From	Gold	Silver	Length	From
	(gpt)	(gpt)	(meters)	(meters)	(opt)	(opt)	(feet)	(feet)

SDX-009	1.12	31.0	11.5	43.9	0.03	0.9	37.7	144.0
Including	15.7	244.0	0.4	54.9	0.46	7.1	1.3	180.1

SDX-011	1.41	28.1	10.1	15.5	0.04	0.8	33.1	50.9

SDX-015	2.02	43.5	14.5	35.8	0.06	1.3	47.6	117.5
Including	13.62	171.5	1.3	49.0	0.40	5.0	4.3	160.8

SDX-021	1.15	31.9	27.3	58.7	0.03	0.9	89.6	192.6
Including	1.77	46.4	14.3	66.0	0.05	1.4	46.9	216.5

Palmarito: The scheduled infill and twinning of historical reverse circulation holes for the Phase 2 Feasibility Study has been completed. Infill results continue to establish good continuity of the mineralized zone. For example, PMX-239 returned 168.0 gpt silver, 0.8 gpt gold over 9.5 m, starting from surface.  Twinning of historical reverse circulation holes with core also continued to show overall higher silver grades. The final grade-weighted average for the new core twin holes was approximately 145 gpt silver, versus the historical reverse circulation holes that averaged approximately 110 gpt silver.

Exploration drilling focused on extending the resource in the southern and northern portions of the project. A total of twelve holes were completed. The results demonstrate that excellent potential remains to extend the near surface mineralization. Holes PMX-235 and 237 were located approximately 250 meters south of the current resource and were designed to follow the zone along strike. The remaining holes highlighted below were drilled to extend the zone further up-dip.

Hole #	Silver	Length	From	Silver	Length	From
	(gpt)	(meters)	(meters)	(opt)	(feet)	(feet)

PMX-232	107.6	14.1	31.7	3.1	46.3	104.0

PMX-235	79.3	4.5	51.0	2.3	14.8	167.3

PMX-237	97.6	4.4	43.6	2.8	14.4	143.0

PMX-242	95.2	9.8	0.2	2.8	32.2	0.7

PMX-246	258.8	4.7	0.0	7.5	15.4	0.0

PMX-247	125.9	25.0	0.0	3.7	82.0	0.0
Including	387.7	4.5	0.0	11.3	14.8	0.0

El Gallo: During the fourth quarter infill and condemnation drilling was completed for the Phase 2 Feasibility Study. Results from this drilling continued to meet expectations. With this drilling now complete, the Company’s focus will return to exploration. The highest priority target around El Gallo is the Carrizalejo prospect, located 500 meters east of the proposed tailings facility. This area was recently discovered through prospecting. Although the surface signature is smaller than El Gallo, the geology of the two areas appears similar, made up of shallow-dipping siliceous breccia bodies, hosted within andesite volcanic rocks and quartz porphyry. Early rock sampling and percussion drilling has returned favorable results. Two core holes have been completed, with results expected to be released in February. A second core drill is scheduled to arrive this week.

Mina Grande: On December 13th the Company announced a series of new core holes from three different zones. One of these is a bulk tonnage target that is shallow-dipping and near surface. Ten holes were completed in this area. Highlights from this zone include 3.2 gpt gold over 14.0 m, 1.8 gpt gold over 19.4 m and 1.2 gpt gold over 30.0 m. The two other zones were narrower, but with encouraging gold and silver values, such as 7.7 gpt gold, 2070 gpt silver over 1.0 m and 3.3 gpt gold, 531.0 gpt silver over 1.2 m. Drilling to follow up on these results is underway. Currently one core drill is operating at the Mina Grande prospect. The objective is to expand the mineralization encountered in these holes and test other targets within the immediate area. Should further exploration continue to return similar results, US Gold anticipates increasing the size of the drill program.

Phase 2 Feasibility Study

Work related to the Phase 2 Feasibility Study, which is expected to increase production by 5 million ounces of silver and 5,000-10,000 ounces of gold per year, continues to progress. The key areas of work are highlighted below:

•                  Geotechnical drilling for pit slope stability and foundation work related to the mill, heap leach pad and tailings foundation has been completed.

•                  Condemnation drilling to ensure that no mineralization exists beneath the planned facilities or other related infrastructure has been completed.

•                  Surface rights, as the site layout is currently contemplated, have been secured for all resource areas and proposed facilities. This is an important step towards moving Phase 2 towards production.

•                  Testing for water sources to supply the operation began on December 13th, 2011. Drilling of an aquifer with excess capacity and within the boundaries of US Gold’s surface rights is ongoing. The aquifer is located in a “Free Zone” and no additional water rights are required.

•                  Mill and heap leach engineering studies continue to be refined for final design. The last series of metallurgical test work is underway.

•                  An updated resource model for the El Gallo and Palmarito deposits, which will include drilling up to November 1, 2011, is nearing completion. The updated resource will be released this spring.

•                  Results from the Phase 2 Feasibility Study are expected to be published mid-2012. As previously announced on August 31, 2011, the Feasibility Study completion date was changed from year-end in order to separate the project into two phases, which would allow cash flow to start almost two years earlier and incorporate additional exploration results.

ABOUT US GOLD (www.usgold.com)

US Gold’s objective is to qualify for inclusion in the S&P 500 by 2015. US Gold explores for gold and silver in the Americas and is advancing its El Gallo Project in Mexico and its Gold Bar Project in Nevada towards production. US Gold’s shares are listed on the NYSE and the TSX under the symbol UXG, trading 2.8 million shares daily during the past twelve months. US Gold’s shares are included in S&P/TSX and Russell indices and Van Eck’s Junior Gold Miners ETF. Rob McEwen, Chairman and CEO, owns 20% of the shares of US Gold. On June 14, 2011 the Company announced that Mr. McEwen proposed to combine the Company with Minera Andes Inc. to create a high growth, low-cost, mid-tier silver producer operating in the Americas. Each Minera Andes shareholder would receive 0.45 of a US Gold share for every Minera Andes share held. A Special Meeting will be held on January 19th, 2012 in order to vote on the proposed combination.

TECHNICAL INFORMATION

Information contained in this news release under the headings “Phase 1 Construction Update” and “Phase 2 Feasibility Study” has been reviewed and approved by William Faust, US Gold’s Chief Operating Officer, who is a Qualified Person as defined by National Instrument 43-101. Information contained under the heading “Exploration Update” has been reviewed and approved by John Read, CPG, US Gold’s consulting geologist, who is a Qualified Person as defined by National Instrument 43-101 and is responsible for program design and quality control of exploration undertaken by the Company at its Mexican exploration properties. Samples from the core drilling were split on-site at the Company’s El Gallo Complex.  One quarter to one half of the split drill core is shipped to ALS Chemex for sample preparation and analysis by 4-acid digestion with ICP determination for silver and fire assay for gold. Samples returning greater than 1500 ppm silver or 10 ppm gold were re-analyzed using gravimetric fire assay. Standards and blanks were inserted every 20 samples. All holes were drilled with HQ bits and reduced to NTW where required. Samples were taken based on lithologic and/or mineralized intervals and vary in length. The true width of the mineral zone has not been determined in some locations.

For additional information about the El Gallo project see the “Preliminary Economic Assessment for the El Gallo District, Sinaloa State Mexico” dated February 11, 2011 and prepared by Paul Gates, PE, Richard Addison, PE, Aaron McMahon, PG of Pincock Allen & Holt of Denver, Colorado (“El Gallo PEA”). All three individuals are Qualified Persons as defined by NI 43-101 and are independent of US Gold Corporation as defined in Section 1.4 of NI 43-101 and Section 3.5 of Companion Policy 43-101CP. Mr. McMahon verified the mineral resource data contained in the El Gallo PEA by conducting a site visit, which included verifying drill hole locations and survey data, reviewing sampling handling, data collection procedures, partial audit of the assay database, review of the QA/QC data and analysis of core recovery and drill logs and their relations to assay values. The El Gallo PEA is available on SEDAR (www.sedar.com).

FORWARD LOOKING STATEMENTS

Certain statements contained herein and subsequent oral statements made by and on behalf of the Company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “intends,” “anticipates,” “believes,” “expects” and “hopes” and include, without limitation, statements regarding the Company’s results of exploration, plan of business operations, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures. Factors that could cause actual results to differ materially include, among others, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”. Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise.

The resource estimates contained in this news release have been prepared in accordance with standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in Canadian National Instrument 43-101 (NI 43-101). These standards are different from the standards generally permitted in reports filed with the SEC. Under NI 43-101, US Gold reports measured, indicated and inferred resources, measurements which are generally not permitted in filings made with the SEC. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves. U.S. investors are cautioned not to assume that any part of measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources.

Canadian regulations permit the disclosure of resources in terms of “contained ounces”; however, the SEC only permits issuers to report “mineralized material” in tonnage and grade without reference to contained ounces. Under U.S. regulations the tonnage and grade described herein under the “measured” and “indicated” categories would be characterized as mineralized material. The disclosure herein is being made by US Gold to provide a means of comparing its project to those of other companies in the mining industry, many of which are Canadian and report pursuant to NI 43-101, and to comply with applicable disclosure requirements. U.S. investors should be aware that the issuer has no “reserves” as defined by Guide 7 and are cautioned not to assume that any part or all of the potential target mineral resources will ever be confirmed or converted into Guide 7 compliant “reserves”.

For further information contact:

Ian J. Ball	Mailing Address
Senior Vice-President	181 Bay Street
Tel: (647) 258-0395	Bay Wellington Tower
Toll Free: (866) 441-0690	Suite 4750, P.O. Box 792
Fax: (647) 258-0408	Toronto, Ontario Canada
M5J 2T3

E-mail: info@usgold.com